Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Cerevel Therapeutics Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$8,717,231,420	.00014760	$1,286,663

Fees Previously Paid	—		—

Total Transaction Valuation	$8,717,231,420

Total Fees Due for Filing			$1,286,663

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$1,286,663

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of December 6, 2023, by and among AbbVie Inc., Symphony Harlan LLC, Symphony Harlan Merger Sub Inc. and Cerevel Therapeutics Holdings, Inc.

(i)	Title of each class of securities to which the transaction applies: Common stock, par value $0.0001 per share (“Common Stock”), of Cerevel Therapeutics Holdings, Inc.

(ii)

Aggregate number of securities to which the transaction applies: As of the close of business on December 31, 2023, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 200,058,406, which consists of:

a.	181,362,064 issued and outstanding shares of Common Stock;

b.	17,151,253 shares of Common Stock underlying Company Options with exercise prices below $45.00;

c.	703,142 shares of Common Stock underlying Company RSU Awards; and

d.	up to 841,947 shares of Company Stock underlying Company PSU Awards.

(iii)

Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the close of business on December 31, 2023, the underlying value of the transaction was calculated as the sum of:

a.	the product of 181,362,064 shares of Common Stock multiplied by the Merger Consideration of $45.00;

b.

the product of 17,151,253 shares of Common Stock subject to issuance pursuant to outstanding Company Options with exercise prices below $45.00, multiplied by $28.36 (which is the excess of $45.00 over $16.64, the weighted average exercise price of such Company Option Awards);

c.	the product of 703,142 shares of Common Stock subject to issuance pursuant to outstanding Company RSU Awards multiplied by the Merger Consideration of $45.00; and

d.	the product of 841,947 shares of Common Stock subject to issuance pursuant to outstanding Company PSU Awards multiplied by the Merger Consideration of $45.00

(such sum, the “Total Consideration”).

In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by .00014760.